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SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
 July 1, 2001

INFORMIX CORPORATION (Exact name of registrant as specified in its charter)
Delaware	0-15325	94-3011736
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
50 Washington Street, Westborough, Massachusetts 01581 (Address of Principal Executive Offices) (Zip Code)
Registrant's telephone number, including area code: (508) 366-3888
Not Applicable (Former name or former address, if changed since last report)

ITEM 9.  REGULATION FD DISCLOSURE

Unless expressly incorporated by reference, the information provided pursuant hereto shall not be deemed incorporated by reference by any general statement incorporating by reference this Form 8-K into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such Acts.

On July 2, 2001, Informix Corporation issued the following press release:

Press Contacts:	Investor Contacts:
Dan Foley	David Roy
Ascential Software	Ascential Software
(508) 366-3888 x3302	(508) 366-3888 x3290
dan.foley@ascentialsoftware.com	david.roy@ascentialsoftware.com
Shannon Stevens	Gordon McCoun/ Stephanie Prince
Morgen-Walke Associates, Inc.	Morgen-Walke Associates. Inc.
(212) 850-5600	(212) 850-5600
sstevens@morgenwalke.com	gmccoun@morgenwalke.com
sprince@morgenwalke.com

Informix Corporation Announces Closing of Sale of

Informix Software Assets to IBM

*Company to Change Name to Ascential Software Corporation

*Shares to Begin Trading Under New Ticker Symbol-"ASCL"

*Increases Size of Share Repurchase Program

    Westboro, MA—July 2, 2001—Informix® Corporation (Nasdaq: IFMX), today announced that it has completed the sale of the assets of its database business, Informix Software, to IBM, and is filing with the Delaware Secretary of State to rename the Company Ascential™ Software Corporation. The company expects to begin trading under the ticker symbol "ASCL" within days and will announce publicly when the new symbol becomes effective.

    Under the terms of the sale, the Company has sold the assets of the database business to IBM in an all cash transaction for $1 billion. Subject to the terms of the transaction, net proceeds, after approximately $200 million in taxes, will be about $800 million.

    "The completion of this transaction with IBM provides Ascential with the financial resources and flexibility to pursue our strategic objectives," said Peter Gyenes, chairman and chief executive officer of Ascential Software. "We can now focus 100 percent of our effort on developing and delivering best-in-class solutions to the fast-growing information asset management market for the Global 2000. We start our independent public life as a pure play company with more than 1,800 customers and significant financial strength. We believe that our alliances with leading companies like IBM and SAP, in addition to our proven products, solutions, management team and talented employees, will help propel the future success of Ascential Software."

In conjunction with the sale of the database business to IBM, Ascential and IBM have entered into a strategic alliance whereby IBM will sell Ascential products to their customer base. "Managing information assets is fundamental to the growth and success of every company today," said Janet Perna, general manager, IBM's Data Management Solutions. "Our DB2 and AIX platforms, combined with

Ascential Software's data integration and media asset management offerings, will allow us to deliver new solutions to integrate and manage the growing volume and variety of data in today's enterprise."

    Additionally, the Company announced it has increased the size of its previously authorized stock repurchase program to $350 million from $100 million. The Company intends to repurchase its outstanding shares from time to time in the open market and through privately negotiated transactions subject to market conditions. Since the announcement of the stock repurchase program on April 26, 2001, the Company has repurchased 6,060,000 shares of common stock at an average price of $4.94. As of June 30, 2001 the company had 283,105,075 shares outstanding.

    In addition to this stock buyback program, Ascential Software will evaluate other investment opportunities to further secure its leadership position in the market for information asset management solutions. These opportunities may include investment in new products and marketing initiatives, and potentially acquisitions. Though the company evaluates acquisition opportunities as part of its regular business activities, the company is not currently in discussions with respect to any particular acquisition.

  About Ascential Software

Ascential Software is the leading provider of Information Asset Management solutions to the Global 2000. Customers use Ascential products to turn vast amounts of disparate, unrefined data into reusable information assets that drive business success. Ascential's unique framework for Information Asset Management enables customers to easily collect, validate, organize, administer and deliver information assets to realize more value from their enterprise data, reduce costs and increase profitability. Headquartered in Westboro, Mass., Ascential has offices worldwide and supports more than 1,800 customers in such industries as telecommunications, insurance, financial services, healthcare, media/entertainment and retail. For more information please visit us on the Web at http://www.ascentialsoftware.com

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© 2001 Ascential Software Corporation. All rights reserved. Ascential is a trademark of Ascential Software Corporation and may be registered in the U.S. or other jurisdictions. Informix is a trademark of IBM.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INFORMIX CORPORATION (Registrant)
By:	/s/ PETER GYENES Peter Gyenes President, Chief Executive Officer and Chairman of the Board of Directors

    Dated: July 2, 2001

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ITEM 9. REGULATION FD DISCLOSURE
SIGNATURES